Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 61
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$3,000,000
Lehman Brothers Holdings Inc.
MEDIUM-TERM NOTES, SERIES I
Double Conditional Range Notes
Due June 27, 2007

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•	Senior unsecured obligations of Lehman Brothers	•	Observation Period: The period from and including 10:00
	Holdings Inc.		a.m. EST on the date hereof to but excluding 10:00 a.m.
EST on the End Date (as defined in “Description of the
•	CUSIP: 52517PP70		Notes” below).

•	ISIN: US52517PP709	•	EUR Reference Exchange Rate: The spot exchange rate for
the Euro (EUR) quoted against the U.S. Dollar (USD)
	The notes are designed for investors who believe that		expressed as the number of USD per 1 EUR.
both the Euro/U.S. Dollar spot exchange rate and the
	U.S. Dollar/Mexican Peso spot exchange rate will	•	EUR Initial Fixing: 1.3200, which is the EUR Reference
	only trade within specified ranges during the term of		Exchange Rate observed on the date hereof in accordance
	the notes.		with the Settlement Rate Option (as defined in “Description
of the Notes” below).
•	Maturity Date: June 27, 2007
		•	Continuously Observed EUR Rate: At any time on any day
•	The notes are 100% principal protected if held to		during the Observation Period, the most recent traded EUR
	maturity.		Reference Exchange Rate observed on the continuous
trading EBS (Electronic Broking Service) Spot Dealing
•	Denominations: U.S.$1,000 and whole multiples of		System (subject to the occurrence of a Disruption Event or a
	U.S.$1,000 in excess thereof.		Continuous Observation Unavailability Event (each as
defined in “Description of the Notes” below)).
Payments:
		•	EUR Reference Range: From (but excluding) the EUR
•	No interest payments during the term of the notes.		Range Lower Boundary (1.2450, which is the EUR Initial
Fixing minus 0.0750) to (but excluding) the EUR Range
•	Each note will receive a single U.S. Dollar payment		Upper Boundary (1.3950, which is the EUR Initial Fixing
	on the Maturity Date equal to the principal amount of		plus 0.0750).
the notes plus the Additional Amount, if any.
		•	MXN Reference Exchange Rate: The spot exchange rate for
•	The Additional Amount is a single U.S. Dollar		the Mexican Peso (MXN) quoted against the USD expressed
	payment on the Maturity Date equal to the principal		as the number of MXN per 1 USD.
amount of the notes multiplied by:
		•	Continuously Observed MXN Rate: At any time on any day
	(A) 7.5%, if, at all times during the Observation		during the Observation Period, the most recent traded MXN
	Period, both (a) the Continuously Observed EUR Rate		Reference Exchange Rate observed on the continuous
	has traded strictly within the EUR Reference Range		trading Reuters DealingLink Spot Dealing System (subject
	and (b) the Continuously Observed MXN Rate has		to the occurrence of a Disruption Event or a Continuous
	traded strictly within the MXN Reference Range; or		Observation Unavailability Event).

	(B) 0%, if, at any time during the Observation Period,	•	MXN Initial Fixing: 10.8002, which is the MXN Reference
	either (a) the Continuously Observed EUR Rate trades		Exchange Rate observed on the date hereof in accordance
	outside the EUR Reference Range (or on either the		with the Settlement Rate Option.
EUR Range Lower Boundary or the EUR Range
	Upper Boundary) or (b) the Continuously Observed	•	MXN Reference Range: From (but excluding) the MXN
	MXN Rate trades outside the MXN Reference Range		Range Lower Boundary (10.2502, which is the MXN Initial
	(or on either the MXN Range Lower Boundary or the		Fixing minus 0.5500) to (but excluding) the MXN Range
	MXN Range Upper Boundary).		Upper Boundary (11.3002, which is the MXN Initial Fixing
plus 0.5000).

Investing in the notes involves risks.  Risk Factors begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	U.S.$3,000,000
Underwriting discount	0%	U.S.$0
Proceeds to Lehman Brothers Holdings	100%	U.S.$3,000,000

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about December 27, 2006.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

December 20, 2006

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to the performance of the Euro (EUR) and Mexican Peso (MXN) compared to the U.S. Dollar (USD). We refer to the Euro and the Mexican Peso as the Reference Currencies.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on June 27, 2007 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to take a view on the trading ranges of the EUR/USD and USD/MXN spot exchange rates. At maturity, you will receive a payment equal to the sum of:

•                  the principal amount of the notes; and

•                  the Additional Amount, if any.

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

How will the Additional Amount be calculated?

The Additional Amount is a single U.S. Dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by:

(A) 7.5%, if, at all times during the Observation Period, both (a) the Continuously Observed EUR Rate has traded strictly within the EUR Reference Range and (b) the Continuously Observed MXN Rate has traded strictly within the MXN Reference Range; or

(B) 0%, if, at any time during the Observation Period, either (a) the Continuously Observed EUR Rate trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or the EUR Range Upper Boundary) or (b) the Continuously Observed MXN Rate trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or the MXN Range Upper Boundary).

The Observation Period is the period from and including 10:00 a.m. EST on the date hereof to but excluding 10:00 a.m. EST on the End Date.

The EUR Reference Exchange Rate is the spot exchange rate for the Euro quoted against the U.S. Dollar expressed as the number of USD per 1 EUR.

The Continuously Observed EUR Rate is, at any time on any day during the Observation Period, the most recent traded EUR Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event (each as defined in “Description of the Notes” below)).

The MXN Reference Exchange Rate is the spot exchange rate for the Mexican Peso quoted against U.S. Dollar the expressed as the number of MXN per 1 USD.

The Continuously Observed MXN Rate is, at any time on any day during the Observation Period, the most recent traded MXN Reference Exchange Rate observed on the continuous trading Reuters DealingLink Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The End Date is June 20, 2007.

For further information concerning the calculation of the Additional Amount, see “Description of the Notes” below.  You can review hypothetical Redemption Amount payment examples under

“Description of the Notes— Hypothetical Redemption Amount Payment Examples” below.

How are the Reference Ranges determined?

The EUR Reference Range is the range from (but excluding) the EUR Range Lower Boundary (1.2450, equal to the EUR Initial Fixing (as defined below) minus 0.0750) to (but excluding) the EUR Range Upper Boundary (1.3950, equal to the EUR Initial Fixing plus 0.0750).  The EUR Initial Fixing is equal to 1.3200, which is the EUR Reference Exchange Rate observed on the date hereof in accordance with the Settlement Rate Option (as defined in “Description of the Notes” below).

The MXN Reference Range is the range from (but excluding) the MXN Range Lower Boundary (10.2502, equal to the MXN Initial Fixing (as defined below) minus 0.5500) to (but excluding) the MXN Range Upper Boundary (11.3002, equal to the MXN Initial Fixing plus 0.5000).  The MXN Initial Fixing is equal to 10.8002, which is the MXN Reference Exchange Rate observed on the date hereof in accordance with the Settlement Rate Option.

You can review the historical performance of the Euro and Mexican Peso under “Exchange Rates”.

How will I be able to find the value of the Euro and Mexican Peso at any point in time?

You can obtain the values of the Euro and the Mexican Peso against the U.S. Dollar at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as short-term debt securities as described under “Certain United States Federal Income Tax Consequences” below and “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus.

What happens in the event of a Disruption Event?

If a Disruption Event (as defined in “Description of the Notes” below) occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which either the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Disruption Event is continuing, the Continuously Observed EUR Rate or Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

What happens in the event of a Continuous Observation Unavailability Event or a Settlement Rate Option Unavailability Event?

If a Continuous Observation Unavailability Event (as defined in “Description of the Notes” below) occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Continuous Observation Unavailability Event is continuing, the Continuously Observed EUR Rate or the Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single daily EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Settlement Rate Option on that day (subject to the occurrence of a Settlement Rate Option Unavailability Event (as defined in “Description of the Notes” below)).

If a Settlement Rate Option Unavailability Event is in effect on any day during the Observation Period on which the EUR Reference Exchange Rate or MXN Reference Exchange Rate is to be observed in accordance with the Settlement Rate Option pursuant to a Continuous Observation Unavailability Event, as described above, the Calculation Agent will determine the EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, in accordance with the Fallback Rate Observation Methodology.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary — Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the calculation agent for purposes of determining whether the Additional Amount is payable on the Maturity Date as well as determining whether a Continuous Observation Unavailability Event, Disruption Event or Settlement Rate Option Unavailability Event has occurred and is continuing.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currency or in other instruments, such as options, swaps or futures, based on the Reference Currency. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

DESCRIPTION OF THE NOTES

 The U.S.$3,000,000 aggregate principal amount of Double Conditional Range Notes Due June 27, 2007 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517PP70 and the ISIN number is US52517PP709. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of June 27, 2007 or if such day is not a New York business day, the next succeeding New York business day.

The notes are offered as foreign exchange-linked notes with an Additional Amount determined by reference to the performance of the spot exchange rate of the Reference Currencies relative to the U.S. dollar in relation to the EUR Reference Range and the MXN Reference Range (as defined below). The “Reference Currencies” are the Euro (EUR) and the Mexican Peso (MXN).

Holders of the notes will receive on the Maturity Date a single payment in U.S. dollars in an amount equal to the Redemption Amount as described below.  No interest will accrue during the term of the notes and no interest will be payable on the Maturity Date except in the event that the Redemption Amount is not paid when due, as described below.

The “Redemption Amount” for each note will be an amount equal to the sum of the principal amount of each note plus the Additional Amount, if any.  Holders of the notes will receive on the Maturity Date an amount equal to not less than the principal amount of each note.

The “Additional Amount” is a single U.S. Dollar amount equal to the principal amount of the notes multiplied by:

(A) 7.5%, if, at all times during the Observation Period, both (a) the Continuously Observed EUR Rate has traded strictly within the EUR Reference Range and (b) the Continuously Observed MXN Rate has traded strictly within the MXN Reference Range; or

(B) 0%, if, at any time during the Observation Period, either (a) the Continuously Observed EUR Rate trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or the EUR Range Upper Boundary) or (b) the Continuously Observed MXN Rate trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or the MXN Range Upper Boundary).

The “Observation Period” is the period from and including 10:00 a.m. EST on the date hereof to but excluding 10:00 a.m. EST on the End Date.

The “Start Date” is the date hereof.

The “End Date” is June 20, 2007.

The “EUR Reference Exchange Rate” is the spot exchange rate for the Euro quoted against the U.S. Dollar expressed as the number of USD per 1 EUR.

The “Continuously Observed EUR Rate” is, at any time on any day during the Observation Period, the most recent traded EUR Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The “EUR Reference Range” is the range from (but excluding) the EUR Range Lower Boundary to (but excluding) the EUR Range Upper Boundary.

The “EUR Range Lower Boundary” is 1.2450, equal to the EUR Initial Fixing minus 0.0750.

The “EUR Range Upper Boundary” is 1.3950, equal to the Range Initial Fixing plus 0.0750.

The “EUR Initial Fixing” is 1.3200, which is the EUR Reference Exchange Rate observed on the Start Date in accordance with the Settlement Rate Option.

The “MXN Reference Exchange Rate” is the spot exchange rate for the Mexican Peso quoted against the U.S. Dollar expressed as the number of MXN per 1 USD.

The “Continuously Observed MXN Rate” is, at any time on any day during the Observation Period, the most recent traded MXN Reference Exchange Rate observed on the continuous trading Reuters DealingLink Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The “MXN Reference Range” is the range from (but excluding) the MXN Range Lower Boundary to (but excluding) the MXN Range Upper Boundary.

The “MXN Range Lower Boundary” is 10.2502, equal to the MXN Initial Fixing minus 0.5500.

The “MXN Range Upper Boundary” is 11.3002, equal to the Range Initial Fixing plus 0.5000.

The “MXN Initial Fixing” is 10.8002, which is the MXN Reference Exchange Rate observed on the Start Date in accordance with the Settlement Rate Option.

If a Disruption Event occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which either the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Disruption Event is continuing, the Continuously Observed EUR Rate or Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the conversion of the Reference Currency into USD through customary legal channels; or

(B)        the occurrence of any event causing either the EUR Reference Exchange Rate or the MXN Reference Exchange Rate to be split into dual or multiple currency exchange rates.

If a Continuous Observation Unavailability Event occurs with respect to a Reference Currency on any day during the Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date and (b) the time on any day at which the Continuously Observed EUR Rate first trades outside the EUR Reference Range (or on either the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate first trades outside the MXN Reference Range (or on either the MXN Range Lower Boundary or MXN Range Upper Boundary), and for so long as such Continuous Observation Unavailability Event is continuing, the Continuously Observed EUR Rate or the Continuously Observed MXN Rate, as applicable, for the affected Reference Currency for each such day will be a single daily EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, determined by the Calculation Agent in accordance with the Settlement Rate Option on that day (subject to the occurrence of a Settlement Rate Option Unavailability Event).

A “Continuous Observation Unavailability Event” means, as determined in good faith by the Calculation Agent, (a) with respect to EUR, the Continuously Observed EUR Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Continuously Observed EUR Rate, on the EBS Spot Dealing System; and (b) with respect to MXN, the Continuously Observed MXN Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Continuously Observed MXN Rate, on the Reuters DealingLink Spot Dealing System.

If a Settlement Rate Option Unavailability Event is in effect on any day during the Observation Period on which the EUR Reference Exchange Rate or MXN Reference Exchange Rate is to be observed in accordance with the Settlement Rate Option pursuant to a Continuous Observation Unavailability Event, as described above, the Calculation Agent will determine the EUR Reference Exchange Rate or MXN Reference Exchange Rate, as applicable, in accordance with the Fallback Rate Observation Methodology.

A “Settlement Rate Option Unavailability Event” means, as determined in good faith by the Calculation Agent, the EUR Reference Exchange Rate or the MXN Reference Exchange Rate, as applicable, being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the EUR Reference Exchange Rate or the MXN Reference Exchange Rate, as applicable, in accordance with the Settlement Rate Option on such day.

The “Settlement Rate Option” and “Valuation Business Day” for each Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
EUR	1FED	New York
MXN	USDMXNFIX=	Mexico City

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent and will equal, for each note, the principal amount plus the Additional Amount (if any) deemed to have accrued for the period from and including the Start Date to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.  If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note will be capped at the principal amount plus the Additional Amount (if any) deemed to have accrued for the period from and including the Start Date to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

Hypothetical Redemption Amount Payment Examples

The following Redemption Amount payment examples for this note show scenarios for the Redemption Amount that will be payable on the notes, based on hypothetical trading ranges for the Continuously Observed EUR Rate and the Continuously Observed MXN Rate during the Observation Period.  The EUR Initial Fixing (1.3200) and MXN Initial Fixing (10.8002) were determined on the Start Date in accordance with the Settlement Rate Option.  In addition, on the Start Date, (a) the EUR Range Lower Boundary (1.2450) was set at the EUR Initial Fixing minus 0.0750 and the EUR Range Upper Boundary (1.3950) was set at the EUR Initial Fixing plus 0.0750, a total range width of 0.1500, and (b) the MXN Range Lower Boundary (10.2502) was set at the MXN Initial Fixing minus 0.5500 and the MXN Range Upper Boundary (11.3002) was set at the MXN Initial Fixing plus 0.5000, a total range width of 1.0500.  The Additional Amount payable on the Maturity Date (provided that the Continuously Observed EUR Rate has traded strictly within the EUR Reference Range and that the Continuously Observed MXN Rate has traded strictly within the MXN Reference Range during the Observation Period) was also set on the Start Date at 7.5% of the principal amount of the notes.

The hypothetical trading ranges for the Continuously Observed EUR Rate and the Continuously Observed MXN Rate have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for the EUR/USD or USD/MXN exchange rates and should not be taken as indicative of the future performance of the Continuously Observed EUR Rate or the Continuously Observed MXN Rate.  See “Description of the Notes.”

If the Continuously Observed EUR Rate were to trade strictly between (and not equal to) 1.2450 and 1.3950 and the Continuously Observed MXN Rate was to trade strictly between (and not equal to) 10.2502 and 11.3002 at all times during the Observation Period, the investor would receive on the Maturity Date a Redemption Amount equal to 107.5% of the principal amount of notes held by that investor (a return of 7.5%).  However, if either the Continuously Observed EUR Rate were to trade outside the EUR Reference Range (or equal to the EUR Range Lower Boundary or EUR Range Upper Boundary) or the Continuously Observed MXN Rate were to trade outside the MXN Reference Range (or equal to the MXN Range Lower Boundary or MXN Range Upper Boundary) at any time during the Observation Period, the Additional Amount would be zero, even if the other Reference Currency remained strictly within its Reference Range.

For example, if the Continuously Observed EUR Rate were to trade between 1.2300 and 1.3600, or between 1.3000 and 1.4100, or if the Continuously Observed MXN Rate were to trade between 10.1500 and 10.9000, or between 10.7000 and 11.4000, during the Observation Period (i.e., at some point during the Observation Period either the Continuously Observed EUR Rate trades at or below the applicable EUR Range Lower Boundary or at or above the applicable EUR Range Upper Boundary or the Continuously Observed MXN Rate trades at or below the applicable MXN Range Lower Boundary or at or above the applicable MXN Range Upper Boundary), the Additional Amount would be zero, and the investor would receive on the Maturity Date only the principal amount of the notes held by that investor, with no additional return.

EXCHANGE RATES

General

The notes are designed for investors who believe that the Euro/U.S. Dollar and U.S. Dollar/Mexican Peso spot exchange rates will each trade within separate specified ranges during the Observation Period.

Historical Data on the Reference Exchange Rate

The following charts show the spot exchange rates for EUR/USD, expressed as the amount of USD per one EUR, and for USD/MXN, expressed as the amount of MXN per one USD, at the end of each week in the period from the week ending December 14, 2003 to the week ending December 17, 2006, using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data.   The historical data on the EUR/USD and USD/MXN spot exchange rates are not necessarily indicative of the future performance of the EUR/USD or USD/MXN spot exchange rates or what the value of the notes may be. In addition, whether the Additional Amount is payable on the Maturity Date is determined based on individual EUR/USD trades observed on the continuous trading EBS Spot Dealing System (the Continuously Observed EUR Rate) and individual USD/MXN trades observed on the continuous trading Reuters DealingLink Spot Dealing System (the Continuously Observed MXN Rate) falling strictly within the EUR Reference Range and MXN Reference Range, respectively, during the Observation Period.  Individual EUR/USD and USD/MXN trades over the course of time will vary higher and lower than the weekly exchange rates shown in the respective following charts. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable on the Maturity Date. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

It is expected that the notes will be treated as short-term debt securities as described under “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain. Any differing treatment could affect the amount, timing, and character of income with respect to the notes.

It is not clear to what extent holders required to accrue discount will be required to accrue income with respect to the notes or the extent to which any gain realized by holders on the sale, exchange or maturity of the notes would be treated as capital gain or ordinary income. Gain realized by a holder who has held the notes during their entire term to maturity is likely to be treated as ordinary income. Any loss realized by such holder upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. Holders should consult their tax advisors regarding the proper treatment of amounts paid in respect of the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

 The Agent proposes to offer the notes initially at a public offering price equal to the public offering price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$3,000,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

DOUBLE CONDITIONAL RANGE NOTES
DUE JUNE 27, 2007

Pricing Supplement
December 20, 2006
(Including Prospectus Supplement
Dated May 30, 2006 and

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS